Exhibit 99.2
McDonald's Corporation
Supplemental Information
Quarter and Six Months Ended June 30, 2014

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to the results of McDonald's Corporation for the quarter and six months ended June 30, 2014. This exhibit should be read in conjunction with Exhibit 99.1.

Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by purchasing goods and services in local currencies, financing in local currencies and hedging certain foreign-denominated cash flows. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results, because they believe this better represents the Company's underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)

Quarters Ended June 30,	2014	2013	2014
Revenues	$7,181.7	$7,083.8	$3.9
Company-operated margins	816.1	841.9	1.6
Franchised margins	1,968.2	1,923.3	4.5
Selling, general & administrative expenses	629.2	607.0	(4.8)
Operating income	2,189.0	2,197.7	2.3
Net income	1,387.1	1,396.5	3.5
Earnings per share-diluted	$1.40	$1.38	$0.01

			Currency Translation (Cost)

Six Months Ended June 30,	2014	2013	2014
Revenues	$13,882.0	$13,689.1	$(75.6)
Company-operated margins	1,539.5	1,561.3	(8.8)
Franchised margins	3,760.9	3,688.0	(14.0)
Selling, general & administrative expenses	1,249.6	1,203.5	(2.0)
Operating income	4,125.0	4,147.2	(26.5)
Net income	2,591.9	2,666.7	(25.8)
Earnings per share-diluted	$2.61	$2.64	$(0.02)
The impact of foreign currency translation on consolidated operating results for the quarter and six months was primarily due to the weaker Australian Dollar, Russian Ruble and Canadian Dollar, offset by the stronger Euro and British Pound.

Net Income and Diluted Earnings per Share
For the quarter, net income decreased 1% (1% in constant currencies) to $1,387.1 million, and diluted earnings per share increased 1% (1% in constant currencies) to $1.40. Foreign currency translation had a positive impact of $0.01 on diluted earnings per share.
For the six months, net income decreased 3% (2% in constant currencies) to $2,591.9 million, and diluted earnings per share decreased 1% (0% in constant currencies) to $2.61. Foreign currency translation had a negative impact of $0.02 on diluted earnings per share.
For the quarter and six months, net income benefited from higher franchised margin dollars, but was more than offset by a higher effective income tax rate, higher selling, general and administrative expenses and lower Company-operated margin dollars. Diluted earnings per share benefited from a decrease in diluted weighted average shares outstanding in both periods.

During the quarter, the Company paid a quarterly dividend of $0.81 per share or $800.6 million, bringing the total dividends paid for the six months to $1.6 billion. In addition, the Company repurchased 8.0 million shares of its stock for $810.7 million, bringing total purchases for the six months to 12.6 million shares or $1.2 billion.

Revenues
Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales and generally include initial fees.
REVENUES
Dollars in millions

Quarters Ended June 30,	2014	2013	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,133.4	$1,164.0	(3)%	(3)%
Europe	2,074.2	2,058.0	1	0
APMEA*	1,387.1	1,333.6	4	5
Other Countries & Corporate**	191.2	205.8	(7)	(1)
Total	$4,785.9	$4,761.4	1%	1%

Franchised revenues
U.S.	$1,115.6	$1,118.4	0%	0%
Europe	839.1	779.1	8	2
APMEA	277.2	255.9	8	13
Other Countries & Corporate	163.9	169.0	(3)	9
Total	$2,395.8	$2,322.4	3%	3%

Total revenues
U.S.	$2,249.0	$2,282.4	(1)%	(1)%
Europe	2,913.3	2,837.1	3	1
APMEA	1,664.3	1,589.5	5	6
Other Countries & Corporate	355.1	374.8	(5)	4
Total	$7,181.7	$7,083.8	1%	1%

Six Months Ended June 30,	2014	2013	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$2,174.3	$2,235.7	(3)%	(3)%
Europe	4,000.0	3,920.4	2	2
APMEA	2,744.0	2,665.2	3	5
Other Countries & Corporate	358.1	385.5	(7)	0
Total	$9,276.4	$9,206.8	1%	2%

Franchised revenues
U.S.	$2,128.8	$2,135.2	0%	0%
Europe	1,625.5	1,503.1	8	3
APMEA	539.1	518.0	4	11
Other Countries & Corporate	312.2	326.0	(4)	8
Total	$4,605.6	$4,482.3	3%	3%

Total revenues
U.S.	$4,303.1	$4,370.9	(2)%	(2)%
Europe	5,625.5	5,423.5	4	2
APMEA	3,283.1	3,183.2	3	6
Other Countries & Corporate	670.3	711.5	(6)	4
Total	$13,882.0	$13,689.1	1%	2%

*	APMEA represents Asia/Pacific, Middle East and Africa.

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities.

•	Revenues: Revenues increased 1% (1% in constant currencies) for the quarter and increased 1% (2% in constant currencies) for the six months due to expansion.

•	U.S.: Revenues decreased for the quarter and six months due to negative comparable sales, reflecting negative comparable guest counts amid ongoing broad-based challenges.

•
Europe: The constant currency increase in revenues for the quarter and six months benefited from expansion, primarily in Russia. Revenue growth also benefited from positive comparable sales performance in the U.K. and France, offset by negative results in Germany.

•
APMEA: The constant currency increase in revenues for the quarter and six months was driven by China and other Asian markets due to positive comparable sales performance and expansion, partly offset by the impact of refranchising in Australia.

Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix.
COMPARABLE SALES AND GUEST COUNTS

	Increase/ (Decrease)
	Months Ended		Quarters Ended		Six Months Ended
	June 30,*		June 30,		June 30,**
	2014	2013	2014	2013	2014	2013
U.S.	(3.5)%	(0.2)%	(1.5)%	1.0%	(1.6)%	(0.1)%
Europe	(3.4)	0.2	(1.0)	(0.1)	0.2	(0.6)
APMEA	(2.0)	1.1	1.1	(0.3)	1.0	(1.9)
Other Countries & Corporate	3.7	6.9	5.6	6.6	5.8	6.1
Total	(2.5)%	0.9%	(0.1)%	1.0%	0.2%	0.0%

*
The number of weekdays and weekend days can impact reported comparable sales. The calendar shift/trading day adjustment varied by area of the world, ranging from (1.7%) to (0.6%) in June 2014. In addition, the timing of holidays can impact comparable sales.

**
On a consolidated basis, comparable guest counts (the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed) decreased 3.0% and 1.2% for the six months 2014 and 2013, respectively.

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
SYSTEMWIDE SALES

	Month Ended		Quarter Ended		Six Months Ended
	June 30, 2014		June 30, 2014		June 30, 2014
	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	(3)%	(3)%	(1)%	(1)%	(1)%	(1)%
Europe	2	(1)	6	2	6	3
APMEA	1	3	3	6	0	6
Other Countries & Corporate	(7)	7	(6)	9	(6)	10
Total	(1)%	0%	1%	2%	1%	3%

FRANCHISED SALES
Dollars in millions

Quarters Ended June 30,	2014	2013	Inc/ (Dec)	Increase Excluding Currency Translation
U.S.	$8,058.3	$8,083.5	0%	0%
Europe	4,730.0	4,384.8	8	2
APMEA	3,171.3	3,100.0	2	6
Other Countries & Corporate	1,974.2	2,091.8	(6)	10
Total*	$17,933.8	$17,660.1	2%	3%
Six Months Ended June 30,	2014	2013	Inc/ (Dec)	Increase Excluding Currency Translation
U.S.	$15,396.4	$15,460.1	0%	0%
Europe	9,132.2	8,449.4	8	3
APMEA	6,280.1	6,336.6	(1)	6
Other Countries & Corporate	3,841.8	4,069.8	(6)	11
Total*	$34,650.5	$34,315.9	1%	3%

*
Sales from developmental licensed restaurants and foreign affiliated markets where the Company earns a royalty based on a percent of sales totaled $3,569.9 million and $3,646.5 million for the quarters 2014 and 2013, respectively, and $7,118.4 million and $7,372.9 million for the six months 2014 and 2013, respectively. Results were negatively impacted by many weaker currencies in Latin America. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based primarily on a percent of sales.

Restaurant Margins
FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS
Dollars in millions

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Quarters Ended June 30,	2014	2013	2014	2013	Inc/ (Dec)

Franchised
U.S.	83.8%	84.1%	$934.4	$940.7	(1)%	(1)%
Europe	78.0	78.6	654.6	612.4	7	1
APMEA	86.1	87.6	238.6	224.3	6	11
Other Countries & Corporate	85.7	86.3	140.6	145.9	(4)	9
Total	82.2%	82.8%	$1,968.2	$1,923.3	2%	2%
Company-operated
U.S.	18.3%	18.7%	$207.9	$217.9	(5)%	(5)%
Europe	18.6	19.4	385.7	399.6	(3)	(5)
APMEA	13.7	14.3	190.7	190.8	0	1
Other Countries & Corporate	16.6	16.3	31.8	33.6	(5)	1
Total	17.1%	17.7%	$816.1	$841.9	(3)%	(3)%

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Six Months Ended June 30,	2014	2013	2014	2013	Inc/ (Dec)

Franchised
U.S.	83.2%	83.5%	$1,770.5	$1,783.9	(1)%	(1)%
Europe	77.5	77.9	1,259.4	1,170.3	8	3
APMEA	86.2	87.7	464.7	454.2	2	10
Other Countries & Corporate	85.3	85.8	266.3	279.6	(5)	9
Total	81.7%	82.3%	$3,760.9	$3,688.0	2%	2%
Company-operated
U.S.	17.8%	18.1%	$388.0	$404.7	(4)%	(4)%
Europe	17.8	18.1	713.7	711.3	0	0
APMEA	13.9	14.4	381.2	384.9	(1)	2
Other Countries & Corporate	15.8	15.7	56.6	60.4	(6)	1
Total	16.6%	17.0%	$1,539.5	$1,561.3	(1)%	(1)%

•
Franchised: Franchised margin dollars increased $44.9 million or 2% (2% in constant currencies) for the quarter and increased $72.9 million or 2% (2% in constant currencies) for the six months due to expansion in both periods.

•	U.S.: The franchised margin percent decreased for the quarter and six months due to negative comparable sales and higher depreciation, primarily related to reimaging.

•
Europe: The franchised margin percent decreased for the quarter and six months due to the impact of refranchising in Germany and certain other markets and higher rent expense in some markets. The decrease for the quarter was also impacted by negative comparable sales, primarily in Germany.

•
APMEA: The franchised margin percent decreased for the quarter and six months partly due to the impact of refranchising and higher rent expense in Australia. The margin percent decrease also reflected a higher proportion of conventionally-franchised restaurants relative to developmentally-licensed and affiliate restaurants. While this has a dilutive effect on the franchised margin percent, it results in higher franchised margin dollars.

•
Company-operated: Company-operated margin dollars decreased $25.8 million or 3% (3% in constant currencies) for the quarter and decreased $21.8 million or 1% (1% in constant currencies) for the six months.

•
U.S.: The Company-operated margin percent decreased for the quarter and six months as the positive impact of a higher average check was more than offset by negative comparable guest counts and higher commodity and labor costs.

•
Europe: The Company-operated margin percent decreased for the quarter and six months reflecting higher imported commodity costs in Russia and Ukraine due to weaker currencies, and negative performance in Germany. Both periods benefited from positive comparable sales performance in France and the U.K.

•
APMEA: The Company-operated margin percent for the quarter and six months decreased as the impact of positive comparable sales was offset by higher labor, occupancy and other costs, as well as the negative impact of new restaurant openings. While the margin percent grew in certain markets, including China, refranchising in Australia and the weaker Australian Dollar negatively impacted the segment's overall margin.

The following table presents Company-operated restaurant margin components as a percent of sales.
CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Food & paper	33.6%	33.7%	33.6%	33.8%
Payroll & employee benefits	25.8	25.7	26.0	26.0
Occupancy & other operating expenses	23.5	22.9	23.8	23.2
Total expenses	82.9%	82.3%	83.4%	83.0%
Company-operated margins	17.1%	17.7%	16.6%	17.0%

Selling, General & Administrative Expenses

•
Selling, general and administrative expenses increased $22.2 million or 4% (3% in constant currencies) for the quarter and increased $46.1 million or 4% (4% in constant currencies) for the six months primarily due to costs associated with the 2014 Worldwide Owner/Operator Convention and higher employee costs. The six months also included costs related to the 2014 Winter Olympics.

•
For the six months, selling, general and administrative expenses as a percent of revenues increased to 9.0% for 2014 compared with 8.8% for 2013, and as a percent of Systemwide sales was 2.8% for 2014 and 2013.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Gains on sales of restaurant businesses	$(21.9)	$(31.4)	$(50.9)	$(84.1)
Equity in earnings of unconsolidated affiliates	(14.4)	(24.9)	(30.9)	(43.6)
Asset dispositions and other (income) expense, net	2.4	16.8	7.6	26.3
Total	$(33.9)	$(39.5)	$(74.2)	$(101.4)

•
The Company's sale of restaurants to franchisees are aimed at achieving an optimal ownership mix in each market. Gains on sales of restaurant businesses decreased for the quarter and six months, primarily in Australia.

•	Equity in earnings of unconsolidated affiliates decreased for the quarter and six months primarily due to weaker operating performance in Japan.

•	Asset dispositions and other expense decreased for the quarter and six months due to lower write-offs and higher other income items.

Operating Income
OPERATING INCOME
Dollars in millions

Quarters Ended June 30,	2014	2013	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$980.5	$967.9	1%	1%
Europe	853.6	850.8	0	(4)
APMEA	348.3	354.7	(2)	1
Other Countries & Corporate	6.6	24.3	(72)	8
Total	$2,189.0	$2,197.7	0%	(1)%
Six Months Ended June 30,	2014	2013	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$1,801.3	$1,812.6	(1)%	(1)%
Europe	1,606.1	1,558.9	3	0
APMEA	693.4	736.6	(6)	0
Other Countries & Corporate	24.2	39.1	(38)	61
Total	$4,125.0	$4,147.2	(1)%	0%

•	Operating Income: Operating income decreased $8.7 million or 0% (1% in constant currencies) for the quarter and decreased $22.2 million or 1% (0% in constant currencies) for the six months.

•
U.S.: Operating results for the quarter and six months reflected lower restaurant margin dollars, partly offset by lower selling, general and administrative expenses. In addition, the quarter benefited from higher other operating income.

•
Europe: Constant currency operating results for the quarter decreased primarily due to lower Company-operated margin dollars and lower other operating income. For the six months, operating results reflected higher selling, general and administrative expenses, primarily due to the 2014 Winter Olympics, mostly offset by higher franchised margin dollars.

•	APMEA: Constant currency operating results for the quarter and six months reflected higher franchised margin dollars, mostly offset by lower other operating income.
Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin was 29.7% and 30.3% for the six months 2014 and 2013, respectively.

Interest Expense

•	Interest expense increased 6% (4% in constant currencies) for the quarter and six months, primarily due to higher average debt balances.

Nonoperating (Income) Expense, Net
NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income	$(7.4)	$(3.1)	$(10.8)	$(7.1)
Foreign currency and hedging activity	(5.5)	5.6	6.5	6.1
Other (income) expense, net	(7.5)	5.5	1.1	13.6
Total	$(20.4)	$8.0	$(3.2)	$12.6

Income Taxes

•	The effective income tax rate was 33.0% and 32.2% for the quarters 2014 and 2013, respectively, and 32.8% and 31.2% for the six months 2014 and 2013, respectively.

•
The 2013 effective income tax rate for the six months included a tax benefit of nearly $50 million, reflecting the retroactive impact of certain tax benefits as a result of the American Taxpayer Relief Act of 2012.

Outlook
The Company does not expect any material changes to our operating environment, including a stagnant IEO category, sustained competitive activity, consumer price sensitivity and cost pressures. For the full year, 2014 global comparable sales are expected to be relatively similar to year-to-date June performance.
While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company's future results.

•
Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add approximately 2.5 percentage points to 2014 Systemwide sales growth (in constant currencies), most of which will be due to the 949 net restaurants (1,098 net traditional openings less 149 net satellite closings) added in 2013.

•
The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point change in comparable sales for either the U.S. or Europe would change annual diluted earnings per share by about 4 cents.

•
With about 75% of McDonald's grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company's commodity costs. For the full year 2014, the total basket of goods cost is expected to increase 1%-2% in the U.S. and Europe.

•
The Company expects full-year 2014 selling, general and administrative expenses to increase approximately 4%-5% in constant currencies, with fluctuations expected between the quarters. The increase is primarily due to expenses associated with our 2014 Worldwide Owner/Operator Convention and sponsorship of the Winter Olympics, and costs related to long-term growth initiatives.

•	Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full year 2014 to increase approximately 9% compared with 2013.

•
A significant part of the Company's operating income is generated outside the U.S., and about 40% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 65% of the Company's operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company's annual diluted earnings per share would change by about 25 cents.

•
The Company expects the effective income tax rate for the full-year 2014 to be 31% to 33%. Some volatility may be experienced between the quarters resulting in a quarterly tax rate that is outside the annual range.

•
The Company expects capital expenditures for 2014 to be between $2.9-$3.0 billion. Over half of this amount will be used to open new restaurants. The Company expects to open about 1,500-1,600 restaurants including about 500 restaurants in affiliated and developmental licensee markets, such as Japan and Latin America, where the Company does not fund any capital expenditures. The Company expects net additions of between 1,000-1,100 restaurants. The remaining capital will be used to reinvest in existing locations, in part through reimaging. Over 1,000 restaurants worldwide are expected to be reimaged, including locations in affiliated and developmental licensee markets that require no capital investment from the Company.

•
The Company has established a 3-year cash return target of $18-$20 billion for 2014 to 2016. This target is based on several ongoing factors, including the significant free cash flow generated from our operations, as well as the use of cash proceeds from debt additions and refranchising of at least 1,500 restaurants.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At June 30,	2014	2013	Inc/ (Dec)
U.S.*	14,290	14,178	112

Europe
Germany*	1,470	1,447	23
France	1,313	1,272	41
United Kingdom	1,229	1,218	11
Italy	487	463	24
Spain	464	449	15
Russia	430	377	53
Other	2,284	2,217	67
Total Europe	7,677	7,443	234

APMEA
Japan*	3,139	3,265	(126)
China	2,024	1,777	247
Australia	928	899	29
Taiwan	415	393	22
Other	3,570	3,266	304
Total APMEA	10,076	9,600	476

Other Countries & Corporate
Canada*	1,422	1,403	19
Brazil	824	746	78
Other	1,394	1,364	30
Total Other Countries & Corporate	3,640	3,513	127

Systemwide restaurants	35,683	34,734	949

Countries	119	119	0

*	Reflected the following satellites: At June 30, 2014 - U.S. 951, Germany 196, Japan 644, Canada 421; At June 30, 2013 - U.S. 976, Germany 185, Japan 756, Canada 432.

SYSTEMWIDE RESTAURANTS BY TYPE

At June 30,	2014	2013	Inc/ (Dec)
U.S.
Conventional franchised	12,757	12,628	129
Company-operated	1,533	1,550	(17)
Total U.S.	14,290	14,178	112

Europe
Conventional franchised	5,379	5,175	204
Developmental licensed	258	230	28
Total Franchised	5,637	5,405	232
Company-operated	2,040	2,038	2
Total Europe	7,677	7,443	234

APMEA
Conventional franchised	1,133	986	147
Developmental licensed	2,509	2,180	329
Foreign affiliated	3,570	3,663	(93)
Total Franchised	7,212	6,829	383
Company-operated	2,864	2,771	93
Total APMEA	10,076	9,600	476

Other Countries & Corporate
Conventional franchised	1,212	1,176	36
Developmental licensed	2,176	2,069	107
Total Franchised	3,388	3,245	143
Company-operated	252	268	(16)
Total Other Countries & Corporate	3,640	3,513	127

Systemwide
Conventional franchised	20,481	19,965	516
Developmental licensed	4,943	4,479	464
Foreign affiliated	3,570	3,663	(93)
Total Franchised	28,994	28,107	887
Company-operated	6,689	6,627	62
Total Systemwide	35,683	34,734	949

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements
The information in this report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.
Our business results are subject to a variety of risks. The most important of these is whether we can continue to evolve in today’s dynamic marketplace and enhance our relationship with our customers to become a more relevant and trusted brand. Meeting customer expectations is complicated by the risks inherent in our global operating environment. Ongoing broad-based challenges continue to pressure our operating and financial performance. In particular, in some of our major markets, IEO segments may remain stagnant or experience only modest growth, reflecting consumer caution and price sensitivity. There has also been sustained, intense competition from both traditional and non-traditional competitors in many markets. Further, certain menu, pricing and promotional decisions may continue to yield results below desired levels and could continue to negatively impact sales, guest counts and market share. We have the added challenge of differing cultural, regulatory and economic environments that exist within and among the more than 100 countries where McDonald’s restaurants operate. Our initiatives may not have universal appeal among different segments of our customer base and could drive unanticipated changes in customer perceptions and guest counts. Our operations, plans and results are also affected by many factors, including regulatory, tax and other initiatives around the world as described in this section.
The risks that can have an impact on the Company’s financial performance, both in the near- and long-term, are reflected in the following considerations and factors that we believe are most likely to affect our performance. In reviewing these risks, it is important to understand the Company’s business model. The Company’s restaurant margins arise from two sources: Company-operated restaurants and franchised restaurants. As it relates to our Company-operated restaurants, our business model is built around growing comparable sales to realize margin leverage. When comparable sales performance is muted, our ability to grow margins and income is significantly impacted, and given the conditions described in this section as well as persistent cost pressures, we expect margins for Company-owned restaurants will remain challenged in 2014. Our franchisees manage their businesses independently, and therefore are responsible for the operation of their restaurants. The margins the Company realizes from franchised restaurants are largely dependent on the ability of our franchisees to grow their sales and many of the factors described in this section will likely have a negative impact on franchised margins in 2014. Although the Company’s reported results do not include franchisee profits, their financial viability is important to our success as it enables franchisees to effectively deliver the McDonald’s experience.
Our ability to become a more relevant and trusted brand and to increase sales and profits depends largely on how well we execute the Plan to Win and our global growth priorities.
The Plan to Win aligns the McDonald’s System (which represents the Company, its franchisees and suppliers) around the four strategic growth priorities that represent our greatest opportunities to drive results - serving our customers’ favorite food and drinks, creating memorable experiences, offering unparalleled convenience, and being a more trusted brand. The Plan to Win framework also keeps us focused on execution across all of our key initiatives through a common, integrated approach to people, products, place, price and promotion. The quality of our execution depends mainly on the following:

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Our System’s ability to anticipate and respond effectively to trends or other factors that affect the IEO segment and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about us, all of which can drive perceptions of our business or affect the willingness of other companies to enter into site, supply or other arrangements with us;

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Our System’s continued innovation in all aspects of the McDonald's experience, including successful menu enhancements, to differentiate the McDonald’s experience in a way that balances value with margin levels;

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Our System’s ability to develop robust menu enhancements, and whether these will result in sales gains; our System’s ability to manage the complexity of our restaurant operations resulting from providing customers additional choices; our System’s ability to continuously adapt in order to deliver a locally-relevant experience in a highly competitive, value-driven operating environment; and our System’s ability to leverage promotional or operating successes across markets;

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The risks associated with our franchise business model, including whether our franchisees have the experience and financial resources to be effective operators and remain aligned with us on operating, promotional and capital-intensive initiatives, especially during periods of softer sales performance and the potential impact on us if they experience food safety or other operational problems or project a brand image inconsistent with our values, particularly if our contractual and other rights and remedies are limited, costly to exercise or subject to litigation;

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Our ability to achieve the benefits of our stated refranchising goals, which will depend on various factors including the returns we realize from such transactions and whether the resulting ownership mix supports our financial objectives;

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The success of our System’s tiered approach to menu offerings and the impact of changes we may make to our value menu, which has been and will continue to be an important component of our System’s overall menu strategy; the impact of pricing, product, marketing and promotional plans on sales and margins; and our System’s ability to adjust these plans to respond quickly to changing economic and competitive conditions;

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Our System’s ability to drive restaurant improvements that achieve optimal capacity, particularly during peak mealtime hours, and motivate McDonald’s restaurant personnel and our franchisees to achieve consistency and high service levels so as to improve perceptions of our System’s ability to meet expectations for quality food served in clean and friendly environments;

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Our System’s ability to respond effectively to adverse perceptions about the quick-service category of the IEO segment or about our food (including its nutritional content and preparation), promotions and premiums, such as Happy Meal toys (collectively, our "products"), how we source the commodities we use, and our ability to manage the potential impact on McDonald's of food-borne illnesses or product safety issues;

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Our System’s plans for restaurant reimaging and rebuilding, and whether we are able to identify and develop restaurant sites consistent with our System’s plans for net growth of System-wide restaurants and achieve our sales and profitability targets;

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Whether we will be able to develop an effective and compelling global digital strategy in the future that will enhance customer engagement and whether competitor loyalty initiatives will impact our ability to attract customers, particularly as these initiatives become established and customer acquisition costs (i.e., switching costs) increase;

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The success of our sustainability initiatives to support our brand ambition of good food, good people and good neighbor, which will require System-wide coordination and alignment, and whether we will be effective in achieving our stated sustainability goals and addressing these and other matters of social responsibility in a way that inspires trust and confidence;

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The costs and risks associated with our System’s increasing reliance on technological and digital systems (e.g., point-of-sale and other in-store systems or platforms) that support our System-wide restaurants; the risk that we will not fully realize the benefits of the significant investments we are making to enhance the customer experience; the potential for technology system performance failures, security breaches involving our systems or those of third-party providers; legal risks associated with data collection, protection and management, in particular as it relates to information we collect when we provide technology-related services to franchisees; and litigation risk involving intellectual property rights;

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The impact of economic action, such as boycotts or protests, work stoppages, and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us or the suppliers, franchisees and others that are also part of the McDonald's System and whose performance has a material impact on our results;

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The impact of campaigns by labor organizations and activists, including through the use of social media and other mobile communications and applications, to promote adverse perceptions of the quick-service category of the IEO segment or our brand, management, suppliers or franchisees, or to promote or threaten specific economic action involving the industry, McDonald’s or our suppliers and franchisees; and

•	Our System’s ability to recruit and retain qualified personnel to manage our operations and growth.
Our results and financial condition are affected by global and local market conditions, and the prolonged challenging economic environment can be expected to continue to pressure our results.
Our results of operations are substantially affected by economic conditions, both globally and in local markets, and conditions can also vary substantially by market. The current global environment has been characterized by weak economies, high unemployment rates and inflationary pressures. Many major economies, both advanced and developing, are still facing ongoing economic issues. In the U.S., these include concerns about the long-term direction of federal fiscal policies. In many European markets, consumer and business confidence and spending remain muted. Important markets in Asia have also been experiencing slower growth rates. Uncertainty about the long-term environment could derail any potential improvements in economic activity for 2014.
These conditions have pressured our performance, adversely affecting sales, guest counts and/or our market share in many markets, including some major markets. We are also facing sustained, intense competition from traditional competitors as well as an expanded set of competitors that include many non-traditional market participants, such as conventional retailers and coffee shops. To address this environment, we are intensifying our focus on increasing our relevance to drive guest counts through, among other things, menu, pricing and promotional actions. Certain of these actions can adversely affect our margin percent and therefore we expect that margins will remain under pressure. The key factors that can affect our operations, plans and results in this environment are the following:

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Whether our strategies will be effective in enabling market share gains, while at the same time enabling us to achieve our targeted operating income growth despite the current adverse economic conditions, intense competition and increasingly complex and costly advertising environment;

•	The effectiveness of our supply chain management to assure reliable and sufficient product supply on favorable terms;

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The impact on consumer disposable income levels and spending habits of governmental actions to manage national economic matters, whether through austerity or stimulus measures and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers;

•	The impact on restaurant sales and margins of ongoing commodity price volatility, and the effectiveness of pricing, hedging and other actions taken to address this environment;

•	The impact on the margins of our Company-owned restaurants that we cannot offset through price increases, and the trend toward higher wages and social expenses in both mature and developing markets;

•	The impact of foreign exchange and interest rates on our financial condition and results;

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The challenges and uncertainties associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, including the recent events in the Ukraine and Russia, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment;

•	The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings; and

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The impact of changes in our debt levels on our credit ratings, interest expense, availability of acceptable counterparties, ability to obtain funding on favorable terms or our operating or financial flexibility, especially if lenders impose new operating or financial covenants.

Increasing legal and regulatory complexity will continue to affect our operations and results in material ways.
Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that could affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

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The impact of new, potential or changing regulations that can affect our business plans, such as those relating to product packaging, marketing and the nutritional content and safety of our food and other products, as well as the risks and costs of our labeling and other disclosure practices, particularly given varying legal requirements and practices for testing and disclosure within our industry, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information from third-party suppliers;

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The cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, including where inconsistent standards imposed by governmental authorities can adversely affect our business and increase our exposure to litigation or governmental investigations or proceedings;

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The impact of nutritional, health and other scientific studies and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive popular opinion, litigation and regulation (including initiatives intended to drive consumer behavior) in ways that could be material to our business;

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The impact of litigation trends, particularly in our major markets, including class actions, administrative proceedings, employment and personal injury claims, litigation with or involving our relationship with franchisees and the legal distinction between our franchisees and us for employment law purposes, landlord/tenant disputes and intellectual property claims (including often aggressive or opportunistic attempts to enforce patents used in information technology systems); the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products; and the scope and terms of insurance or indemnification protections that we may have;

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Adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices;

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The risks and costs to us, our franchisees and our supply chain of the effects of climate change, greenhouse gases, energy and water resources, as well as the increased public focus, including by governmental and non-governmental organizations, on these and other environmental sustainability matters (e.g., packaging and waste, animal health and welfare and land use) and the increased pressure to make commitments, set targets or establish additional goals and take actions to meet them, which could expose the Company to market, operational and execution costs or risks, particularly when actions are undertaken System-wide;

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The increasing focus on workplace practices and conditions and costs and other effects of compliance with U.S. and overseas regulations affecting the Company’s workforce (both Company staff and employees working in our Company-owned restaurants), including those relating to wage and hour, healthcare, immigration, retirement and other employee benefits and unlawful workplace discrimination, and our potential exposure to reputational and other harm regarding our workplace practices or conditions or those of our independent franchisees or suppliers (or perceptions thereof);

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Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price, foreign exchange or import-export controls, increased tariffs or government-mandated closure of our or our suppliers' operations, and the cost and disruption of responding to governmental investigations or proceedings, whether or not they have merit;

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The legal and compliance risks and costs associated with privacy, data protection and similar laws, particularly as they apply to children, the potential costs (including the loss of consumer confidence) arising from alleged security breaches of information systems, and the risk of resulting criminal penalties or civil liability related to such breaches;

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The impact on our operations of tax and other regulations affecting capital flows, financial markets or financial institutions, which can limit our ability to manage and deploy our liquidity or increase our funding costs; and

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The impact of changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, changes in tax accounting or tax laws (or related authoritative interpretations), particularly if corporate tax reform becomes a key component of budgetary initiatives in the United States and elsewhere, and the impact of settlements of pending or any future adjustments proposed by the IRS or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope.

Trading volatility and price of our common stock may be affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

•	The continuing unpredictable global economic and market conditions;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

•	Changes in financial or tax reporting and accounting principles or practices that materially affect our reported financial condition and results and investor perceptions of our performance;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can be affected by market commentary (including commentary that may be unreliable or incomplete); unauthorized disclosures about our performance, plans or expectations about our business; our actual performance and creditworthiness; investor confidence generally; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald's may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

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The impact on our results of other corporate actions, such as those we may take from time to time as part of our continuous review of our corporate structure in light of business, legal and tax considerations.

Our results and prospects can be adversely affected by events such as severe weather conditions, natural disasters, hostilities and social unrest, among others.
Severe weather conditions, natural disasters, hostilities and social unrest, terrorist activities, health epidemics or pandemics (or expectations about them) can adversely affect consumer spending and confidence levels or other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.